420 Throckmorton Street Suite 200 Ft. Worth, Texas 76102 1-800-280-2404

November 16, 2016

Fleaux Services, LLC
230 Lynbrook Blvd,
Shreveport, LA 71106
3180603-0024

Att: Mr. Trey Moore
President/CEO
Fleaux Services, LLC

Re: Sale of Galenfeha Battery Division

Mr. Moore,

Galenfeha extends the offer to sale all of the company’s battery division, which includes, but not limited to, all inventory, support equipment, and office operations located at 9204 Linwood Avenue, Suite 104 and 105, Shreveport, LA 71106.

The sale is for a cash consideration of $350,000 USD; plus a 3% royalty on all Galenfeha-style batteries sold over the course of the next two years from the date this purchase agreement has been executed.

The sale will include all future sales, future purchase orders resulting from previous negotiations, and all intellectual property related to Galenfeha, Inc. battery manufacturing and distribution.

Fleaux Services, LLC will assume responsibility for expenses related to the Galenfeha, Inc. battery division that includes previous expenses incurred for sales meetings that secured future purchase orders.

All contractual agreements between the Galenfeha Inc. battery division and outside parties, including, but not limited to, consultants, suppliers, distributors, and sales representatives, become the responsibility of Fleaux Services, LLC. This includes all suppliers’ outstanding invoices for materials not yet delivered and support equipment that will be relinquished to Fleaux Services, LLC upon the execution of this agreement.

Galenfeha, Inc. will retain payments on all current outstanding purchase orders invoiced before the date of this purchase agreement.

November 16, 2016

/s/ James Ketner	/s/ Trey Moore
James Ketner	Trey Moore
President/CEO	President/CEO
Galenfeha, Inc.	Fleaux Services, LLC